EXHIBIT 4(ff)

Guarantee No.: 149020252470-SO

THIS GUARANTEE is made on 30 September 2005

BETWEEN:

(1)                  STANDARD CHARTERED BANK (HONG KONG) LIMITED whose registered office is at 32/F, 4-4A Des Voeux Road Central, Hong Kong and having an office at 7/F Standard Chartered Tower, 388 Kwun Tong Road, Hong Kong (the "Issuing Bank"); and

(2)                   PCCW-HKT TELEPHONE LIMITED whose registered office is at 39/F., PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Applicant");

IN FAVOUR of:

(3)                   PCCW LIMITED whose registered office is at 39/F., PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong (the "Beneficiary").

WHEREAS:

(A)                 The Beneficiary proposes to present a petition (the "petition") to the High Court ("High Court") of the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), for the confirmation of a cancellation of the Beneficiary's share premium account (referred to herein as the "capital reduction").

(B)                  With a view to obtaining an order of the High Court pursuant to section 60 of the Companies Ordinance (Cap. 32) of the Laws of Hong Kong confirming the capital reduction, the Issuing Bank has agreed at the request of the Applicant to give this guarantee in respect of the Beneficiary's liabilities as is set out in this document.

IT IS AGREED as follows:

1.                     Guarantee

1.1                   Subject to the capital reduction being confirmed by the High Court and such capital reduction becoming effective in accordance with Section 61 of the Companies Ordinance, the Issuing Bank hereby undertakes that if the Beneficiary fails to pay or satisfy any debt or claim outstanding at the date on which the proposed capital reduction becomes effective in accordance with Section 61 of the Companies Ordinance (the "Effective Date") and which, if that date were the date of the commencement of the winding up of the Beneficiary, would be admissible in proof against the Beneficiary (any such debt or claim being referred to herein as a "Relevant Liability"), the Issuing Bank will, subject to Clause 1.2, pay or satisfy such Relevant Liability, upon and subject to the terms and conditions of this Guarantee.

Page 1 of 7 Standard Chartered Bank (Hong Kong) Limited Trade Services Centre 7th Floor Standard Chartered Tower 388 Kwun Tong Road Kwun Tong Hong Kong

Guarantee No.: 149020252470-SO

1.2                  Subject to Clause 1.4 below, the liability of the Issuing Bank under this Guarantee shall be limited to the maximum aggregate sum of HK$258,514,691.18.

1.3                  The Issuing Bank's liability under this Guarantee shall cease and determine at 11.59 p.m. on 13 July 2008 (the "Termination Date"), but without prejudice to the continuing liability of the Issuing Bank to pay or satisfy (subject to Clauses 1.2 and 1.4):-

(a)                   a Relevant Liability which is not disputed by the Beneficiary and in respect of which a creditor or claimant in respect of a Relevant Liability ("Relevant Creditor") has made written demand of the Issuing Bank prior to the Termination Date, but which has not been paid or satisfied by the Issuing Bank prior to that date; and

(b)                   a Relevant Liability which is disputed by the Beneficiary, but in respect of which a Relevant Creditor has both (1) made written demand of the Issuing Bank prior to the Termination Date and (2) commenced court proceedings within one month of that written demand, but which has not been paid or satisfied by the Issuing Bank prior to the Termination Date.

1.4                   The liability of the Issuing Bank shall be extinguished and this Guarantee shall cease to have effect if the amount paid up on the share capital in the Beneficiary has been increased as a result of issues of shares made after the Effective Date for cash or in consideration of property, shares or other assets or on the capitalisation of distributable reserves (save in so far as the proceeds of any such issue are applied in accordance with sections 49A or 49B of the Companies Ordinance) by the sum of HK$152,932,345,321.

2.                    Payment Conditions

No payment shall be made by the Issuing Bank under this Guarantee to any Relevant Creditor unless a written demand has been made by the Relevant Creditor on the Issuing Bank for payment of the Relevant Creditor's Relevant Liability in accordance with Clause 6 below and any one of the following sub-Clauses (a) to (e) is satisfied in relation to the relevant demand:

(a)                   the Issuing Bank has received notice in writing from the Beneficiary that the demand is in respect of a Relevant Liability which the Beneficiary has admitted in writing to be then due and payable and outstanding for at least 14 banking days and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

(b)                   the Issuing Bank has received notice in writing from the Beneficiary that the demand is in respect of a Relevant Liability which has been the subject of a final judgement of a court of competent jurisdiction and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

Guarantee No.: 149020252470-SO

(c)                   if a receiver or receiver and manager has been appointed over all or any of the Beneficiary's revenues and assets and has not been discharged or stayed within 14 days, the Issuing Bank has received confirmation in writing from the receiver or receiver and manager that the Relevant Liability has, as a result, become due and payable under or pursuant to the provisions creating or constituting it and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

(d)                  if a liquidation of the Beneficiary has commenced, the Issuing Bank has received confirmation in writing from the liquidator that the Relevant Creditor would then be entitled to prove in the liquidation of the Beneficiary in respect of a Relevant Liability and that such Relevant Liability is properly due and payable under the terms of this Guarantee; or

(e)                   the Issuing Bank has received confirmation in writing by an order of a court of competent jurisdiction that such Relevant Liability is properly due and payable under the terms of this Guarantee.

3.                    Payments

3.1                   If a liquidation of the Beneficiary has commenced and the relevant conditions under Clause 2 above have been satisfied, payments shall (subject to the other terms and conditions of this Guarantee) be made by the Issuing Bank under this Guarantee to the Relevant Creditors on a pro-rata basis, according to the amount of the Relevant Liability which each Relevant Creditor is entitled to prove in the liquidation of the Beneficiary, in each case, as confirmed in writing to the Issuing Bank by the liquidator of the Beneficiary in accordance with the instructions contained therein.

3.2                   In any other case, provided that the relevant payment conditions set out in Clause 2 above have been satisfied and subject to the other terms and conditions of this Guarantee, the Issuing Bank shall satisfy the Relevant Liabilities in the order in which claims in respect of those Relevant Liabilities are received by the Issuing Bank. If at any time the aggregate of claims received by the Issuing Bank in respect of Relevant Liabilities exceeds the maximum aggregate sum detailed in Clause 1.2 above, then the Issuing Bank shall satisfy such claims first received by it up to such maximum aggregate sum and all such claims not satisfied by the Issuing Bank under this Guarantee shall be the responsibility of the Beneficiary.

4.                     Postponement of Claims

If, pursuant to Clause 1, the Issuing Bank shall pay or satisfy any part of the Relevant Liability owed to a Relevant Creditor, the resulting debt or claim of the Issuing Bank against the Applicant and the resulting debt or claim of the

Guarantee No.: 149020252470-SO

Issuing Bank against the Beneficiary shall each be postponed to the remaining Relevant Liabilities owed to the Relevant Creditors and, accordingly:-

(a)                   except in the event of the liquidation of the Applicant (to which the provisions of (c) below shall apply), the Issuing Bank shall not be permitted to recover or enforce or take any action to recover or enforce any such debt or claim of the Issuing Bank against the Applicant, and the Applicant shall not make and the Issuing Bank shall not receive any payment in respect of any such debt or claim against the Applicant, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

(b)                   the Issuing Bank shall not, on the ground of any such debt or claim against the Applicant (but without prejudice to any other ground which the Issuing Bank may have), claim any set-off, abatement or other extinction or reduction in respect of an amount payable by the Issuing Bank to the Applicant, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

(c)                   the Issuing Bank shall give to the Relevant Creditors in respect of such Relevant Liabilities the benefit of any proof which it is entitled to make in the liquidation of the Applicant in respect of any such debt or claim against the Applicant, until the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

(d)                   except in the event of the liquidation of the Beneficiary (to which the provisions of (f) below shall apply), the Issuing Bank shall not be permitted to recover or enforce or take any action to recover or enforce any such debt or claim of the Issuing Bank against the Beneficiary, and the Beneficiary shall not make and the Issuing Bank shall not receive any payment in respect of any such debt or claim against the Beneficiary, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

(e)                   the Issuing Bank shall not, on the ground of any such debt or claim against the Beneficiary (but without prejudice to any other ground which the Issuing Bank may have), claim any set-off, abatement or other extinction or reduction in respect of an amount payable by the Issuing Bank to the Beneficiary, unless and until all of the remaining Relevant Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist;

(f)                    the Issuing Bank shall give to the Relevant Creditors in respect of such Relevant Liabilities, the benefit of any proof which it is entitled to make in the liquidation of the Beneficiary in respect of any such debt or claim against the Beneficiary, until the remaining Relevant

Guarantee No.: 149020252470-SO

Liabilities of the Relevant Creditors have been fully paid or have otherwise been discharged, satisfied, released or ceased to exist.

Following all the Relevant Liabilities of the Relevant Creditors having been fully paid or having otherwise been discharged, satisfied, released or ceased to exist, the debt or claim of the Issuing Bank against the Applicant and the debt or claim of the Issuing Bank against the Beneficiary, in each case resulting from the Issuing Bank having paid or satisfied any part of the Relevant Liability owed to a Relevant Creditor, shall rank at least equally with all the other unsecured and unsubordinated obligations of the Applicant or the Beneficiary (as the case may be) at the relevant time.

5.                     Benefit and Substitution of Guarantee

The provisions of Clauses 1 and 4 of this Guarantee shall enure for the benefit of the Relevant Creditors at the Effective Date in respect of any Relevant Liabilities and shall be enforceable against the Issuing Bank by the Relevant Creditors as aforesaid provided that:

(a)                   this Guarantee may be terminated or amended with the consent of the Beneficiary, the Applicant and the Issuing Bank and with the approval of the High Court, subject to such conditions as may be imposed by the High Court; and

(b)                   the liability of the Issuing Bank under this Guarantee may be reduced or terminated in whole or in part, if and to the extent that a further guarantee, on such terms as the High Court may approve, is entered into to protect creditors of the Beneficiary who would otherwise have had the benefit of this Guarantee.

6.                    Demands

6.1                   Demands under this Guarantee shall be delivered personally or by recorded delivery to the Issuing Bank, marked for the attention of Guarantee Section at 7/F Standard Chartered Tower, 388 Kwun Tong Road, Hong Kong or such other address in Hong Kong as the Issuing Bank may notify the Beneficiary from time to time, accompanied by a declaration from the claimant that the Beneficiary has failed to pay the sums due and that the claimant did not consent to the proposed capital reduction. Such declaration shall be signed by two directors of the claimant (if the claimant is a corporation) or by the claimant (if the claimant is an individual) and, in each case, be accompanied by such evidence as the Issuing Bank may reasonably request to confirm that the claimant is entitled to make demand under this Guarantee.

6.2                   The Issuing Bank may rely on any demand or other document or information believed by it to be genuine and correct to have been signed or communicated by the person(s) by whom it purports to be signed or communicated and the Issuing Bank shall not be liable for the consequences of such reliance and shall have no obligation to verify the facts or matters stated therein are true and correct.

Guarantee No.: 149020252470-SO

6.3                  The original copy of this Guarantee should be returned to the Issuing Bank when the obligations under this Guarantee are terminated and in any event no later than one month after the later of:-

(a)                   the Termination Date; or

(b)                   if on the Termination Date any Relevant Liabilities referred to in sub-Clause 1.3(a) or 1.3(b) remain outstanding, the date on which the last of those Relevant Liabilities is paid or satisfied by the Issuing Bank or the Issuing Bank receives notice in writing from the Beneficiary that the last of those Relevant Liabilities has otherwise been finally resolved.

Except in the circumstances contemplated by sub-Clauses 1.3(a) and 1.3(b), the Issuing Bank shall have no liability under this Guarantee in respect of any demand made after the Termination Date.

7.                    Law and Jurisdiction

7.1                  This Guarantee shall be governed by and construed in accordance with the laws of Hong Kong.

7.2                  The Issuing Bank agrees that the Hong Kong courts have jurisdiction to settle any disputes in connection with this Guarantee and accordingly submits to the jurisdiction of the Hong Kong courts.

8.                    Consent

                       The Issuing Bank, as a creditor or contingent creditor of the Beneficiary, hereby consents to the capital reduction as referred to in the petition.

9.                    Amendment

                        No amendment to this Guarantee is effective for any purpose unless it has been expressly agreed to in writing by the Beneficiary, the Applicant and the Issuing Bank.

Guarantee No.: 149020252470-SO

IN WITNESS WHEREOF this Guarantee has been executed as a Deed by the parties hereto the day and year first before written.